Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-255323) of our report dated March 22, 2021, except for the effect of restatement disclosed in Note 2 and Note 9, as to which the date is May 7, 2021 with respect to our audit of the consolidated balance sheets of Reviva Pharmaceuticals Holdings, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements. We also consent to the reference to our firm under the heading "Experts" in this Registration Statement.

/s/ Armanino LLP San Ramon, California

May 25, 2021